Effective 02/02

EXHIBIT 10.4

Agreement Number:

AGREEMENT

between

FISERV SOLUTIONS, INC.

255 Fiserv Drive

Brokfield, WI 53045-5815

and

Pacifica Bank

10900 NE 4th Street, Suite 200

Bellevue, WA. 98004

Date: September 27, 2001

F

©Copyright 2000 by Fiserv Solutions, Inc.

All Rights Reserved

This document contains proprietary and confidential information of Fiserv Solutions, Inc. and may not be copied, published, disclosed or distributed without the express written consent of Fiserv Solutions, Inc. The material in this document, including terms, procedures, fees and other conditions, comprise an agreement to consider which will remain valid for ninety (90) days from September 27, 2001.

AGREEMENT dated as of September 27, 2001 (“Agreement”) between FISERV SOLUTIONS, INC., a Wisconsin corporation (“Fiserv”), and Pacifica Bank  (“Client”).

Fiserv and Client hereby agree as follows:

1.  Term.  The initial term of this Agreement shall end 2 years following the later of (i) the date Fiserv Services (as defined below) commence; and (ii) November 1, 2001; and, unless written notification of non-renewal is provided by either party at least 180 days prior to expiration of the initial term, this Agreement shall automatically renew for a renewal term(s) of 5 years.

2.  Services.  (a) Services Generally.  Fiserv, itself and through its affiliates, agrees to provide Client, and Client agrees to obtain from Fiserv services (“Services”) and products (“Products”) (collectively, “Fiserv Services”) described in the attached Exhibits:

Exhibit A - Account Processing Services

Exhibit B - Item Processing Services

The Exhibits set forth specific terms and conditions applicable to the Services and/or Products, and, where applicable, the Fiserv affiliate so performing.  Client may select additional services and products from time to time by incorporating an appropriate Exhibit to this Agreement.

(b) Conversion Services.  Fiserv will convert Client’s existing applicable data and/or information to the Fiserv Services.  Those activities designed to transfer the processing from Client’s present servicer to the Fiserv Services are referred to as “Conversion Services”.  Client agrees to cooperate with Fiserv in connection with Fiserv’s provision of Conversion Services and to provide all necessary information and assistance to facilitate the conversion.  Client is responsible for all out-of-pocket expenses associated with the Conversion Services.  Fiserv will provide Conversion Services as required in connection with Fiserv Services.

(c) Training Services.  Fiserv shall provide training, training aids, user manuals, and other documentation for Client’s use as Fiserv finds necessary to enable Client personnel to become familiar with Fiserv Services.  If requested by Client, classroom training in the use and operation of Fiserv Services will be provided at a training facility designated by Fiserv.  All such training aids and manuals remain Fiserv’s property.

3.  Fees for Fiserv Services.  (a) General.  Client agrees to pay Fiserv:

(i)  Fees for Fiserv Services for the following month as specified in the Exhibits;

(ii) Out-of-pocket charges for the following month payable by  Fiserv for the account of Client; and

(iii) Taxes (as defined below) thereon (collectively, “Estimated Fees”).

Fees may be increased from time to time as set forth in the Exhibits.  Upon 30 days notification to and acceptance by Client, Fiserv may increase its fees in excess of amounts listed in the Exhibits in the event that Fiserv implements major system enhancements to comply with changes in law, government regulation, or industry practices.

(b) Additional Charges.  Fees for out-of-pocket expenses, such as telephone, microfiche, courier, and other charges incurred by Fiserv for goods or services obtained by Fiserv on Client’s behalf shall be billed to Client at cost plus the applicable Fiserv administrative fee of 15%.  Such out-of-pocket expenses may be changed from time to time upon notification of a fee change from a vendor/provider.

(c) Taxes.  Fiserv shall add to each invoice any sales, use, excise, value added, and other taxes and duties however designated that are levied by any taxing authority relating to the Fiserv Services (“Taxes”).  In no event shall “Taxes” include taxes based upon the net income of Fiserv.

(e) Payment Terms.  Fees are due and payable monthly upon receipt of invoice.  Client shall pay Fiserv through the Automated Clearing House. In the event any amounts due remain unpaid beyond the 30th day after payment is due, Client shall pay a late charge of 1.5% per month.  Client agrees that it shall neither make nor assert any right of deduction or set-off from Estimated Fees on invoices submitted by Fiserv for Fiserv Services.

4.  Access to Fiserv Services.  (a) Procedures.  Client agrees to comply with applicable regulatory requirements and procedures for use of Services established by Fiserv.

(b) Changes.  Fiserv continually reviews and modifies Fiserv systems used in the delivery of Services (the “Fiserv System”) to improve service and comply with government regulations, if any, applicable to the data and information utilized in providing Services.  Fiserv reserves the right to make changes in Services, including but not limited to operating procedures, type of equipment or software resident at, and the location of Fiserv’s service center(s).  Fiserv will notify Client of any material change that affects Client’s normal operating procedures, reporting, or service costs prior to implementation of such change.

(c) Communications Lines.  Fiserv shall order the installation of appropriate communication lines and equipment to facilitate Client’s access to Services.  Client understands and agrees to pay charges relating to the installation and use of such lines and equipment as set forth in the Exhibits.

(d) Terminals and Related Equipment.  Client shall obtain necessary and sufficient terminals and other equipment, approved by Fiserv and compatible with the Fiserv System, to transmit and receive data and information between Client’s location(s), Fiserv’s service center(s), and/or other necessary location(s).  Fiserv and Client may mutually agree to change the type(s) of terminal and equipment used by Client.

5.  Client Obligations.  (a) Input.  Client shall be solely responsible for the input, transmission, or delivery to and from Fiserv of all information and data required by Fiserv to perform Services unless Client has retained Fiserv to handle such responsibilities, as specifically set forth in the Exhibits.  The information and data shall be provided in a format and manner approved by Fiserv.  Client will provide at its own expense or procure from Fiserv all equipment, computer software, communication lines, and interface devices required to access the Fiserv System.  If Client has elected to provide such items itself, Fiserv shall provide Client with a list of compatible equipment and software; Client agrees to pay Fiserv’s standard fee for recertification of the Fiserv System resulting therefrom.

(b) Client Personnel.  Client shall designate appropriate Client personnel for training in the use of the Fiserv System, shall supply Fiserv with reasonable access to Client’s site during normal business hours for Conversion Services and shall cooperate with Fiserv personnel in their performance of Services, including Conversion Services.

(c) Use of Fiserv System.  Client shall (i) comply with any operating instructions on the use of the Fiserv System provided by Fiserv; (ii) review all reports furnished by Fiserv for accuracy; and (iii) work with Fiserv to reconcile any out of balance conditions.  Client shall determine and be responsible for the authenticity and accuracy of all information and data submitted to Fiserv.

(d) Client’s Systems.  Client shall be responsible for ensuring that its systems are Year 2000 compliant and capable of passing and/or accepting date formats from and/or to the Fiserv System.

6.  Ownership and Confidentiality.  (a) Definition.

(i) Client Information.  “Client Information” means:  (A) confidential plans, customer lists, information, and other proprietary material of Client that is marked with a restrictive legend, or if not so marked with such legend or is disclosed orally, is identified as confidential at the time of disclosure (and written confirmation thereof is promptly provided to Fiserv); and (B) any information and data concerning the business and financial records of Client’s customers prepared by or for Fiserv, or used in any way by Fiserv in connection with the provision of Fiserv Services (whether or not any such information is marked with a restrictive legend).

(ii) Fiserv Information. “Fiserv Information” means:  (A) confidential plans, information, research, development, trade secrets, business affairs (including that of any Fiserv client, supplier, or affiliate), and other proprietary material of Fiserv that is marked with a restrictive legend, or if not so marked with such legend or is disclosed orally, is identified as confidential at the time of disclosure (and written confirmation thereof is promptly provided to Client); and (B) Fiserv’s proprietary computer programs, including custom software modifications, software documentation and training aids, and all data, code, techniques, algorithms, methods, logic, architecture, and designs embodied or incorporated therein (whether or not any such information is marked with a restrictive legend).

(iii) Information.  “Information” means Client Information and Fiserv Information.  No obligation of confidentiality applies to any Information that the receiving party (“Recipient”) (A) already possesses without obligation of confidentiality; (B) develops independently; or (C) rightfully receives without obligation of confidentiality from a third party.  No obligation of confidentiality applies to any Information that is, or becomes, publicly available without breach of this Agreement.

(b) Obligations.  Recipient agrees to hold as confidential all Information it receives from the disclosing party (“Discloser”).  All Information shall remain the property of Discloser or its suppliers and licensors.  Information will be returned to Discloser at the termination or expiration of this Agreement.  Fiserv specifically agrees that it will not use any non-public personal information about Client’s customers in any manner prohibited by Title V of the Gramm-Leach-Bliley Act. Recipient

will use the same care and discretion to avoid disclosure of information as it uses with its own similar information that it does not wish disclosed, but in no event less that a reasonable standard of care.  Recipient may only use information in accordance with the purpose of this Agreement. Recipient may  disclose Information to (i) employees and employees affiliates who have a need to know, and (ii) any other party with Discloser’s written consent. Before disclosure to any of the above parties, Recipient will have a written agreement with such party sufficient to require that party to treat Information in accordance with this Agreement. Recipient may disclose Information to the extent required by law. However, Recipient agrees to give Discloser prompt notice so that it may seek a protective order. The provisions of this sub-section survive any termination or expiration of the Agreement.

(c) Residuals.  Nothing contained in this Agreement shall restrict Recipient from the use of any ideas, concepts, know-how, or techniques contained in Information that are related to Recipient’s business activities (“Residuals”), provided that in so doing, Recipient does not breach its obligations under this Section.  However, this does not give Recipient the right to disclose the Residuals except as set forth elsewhere in this Agreement.

(d) Fiserv System.  The Fiserv System contains information and computer software that are proprietary and confidential information of Fiserv, its suppliers, and licensors.  Client agrees not to attempt to circumvent the devices employed by Fiserv to prevent unauthorized access to the Fiserv System, including, but not limited to, alterations, decompiling, disassembling, modifications, and reverse engineering thereof.

(e) Information Security. Fiserv shall implement and maintain appropriate measure designed to meet the objectives of the guidelines establishing standards for safeguarding non-public Client customer information as adopted by any federal regulatory agencies having jurisdiction over Client’s affairs.

(d) Confidentiality of this Agreement.  Fiserv and Client agree to keep confidential the prices, terms and conditions of this Agreement, without disclosure to third parties.

7.  Regulatory Agencies, Regulations and Legal Requirements.  (a) Client Files.  Records maintained and produced for Client (“Client Files”) may be subject to examination by such Federal, State, or other governmental regulatory agencies as may have jurisdiction over Client’s business to the same extent as such records would be subject if maintained by Client on its own premises.  Client agrees that Fiserv is authorized to give all reports, summaries, or information contained in or derived from the data or information in Fiserv’s possession relating to Client when formally requested to do so by an authorized regulatory or government agency.

(b) Compliance with Regulatory Requirements.  Client agrees to comply with applicable regulatory and legal requirements, including without limitation:

(i) Submitting a copy of this Agreement to the appropriate regulatory agencies prior to the date Services commence;

(ii) Providing adequate notice to the appropriate regulatory agencies of the termination of this Agreement or any material changes in Services;

(iii) Retaining records of its accounts as required by regulatory authorities;

(iv) obtaining and maintaining, at its own expense, any Fidelity Bond required by any regulatory or governmental agency; and

(v) Maintaining, at its own expense, such casualty and business interruption insurance coverage for loss of records from fire, disaster, or other causes, and taking such precautions regarding the same, as may be required by regulatory authorities.

8.  Warranties.  (a) Fiserv Warranties.  Fiserv represents and warrants that:

(i)(A) Services will conform to the specifications set forth in the Exhibits; (B) Fiserv will perform Client’s work accurately provided that Client supplies accurate data and information, and follows the procedures described in all Fiserv documentation, notices, and advices; (C) Fiserv personnel will exercise due care in provision of Services; (D) the Fiserv System will comply in all material respects with all applicable Federal and State regulations governing Services. In the event of an error or other default caused by Fiserv personnel, systems, or equipment, Fiserv shall correct the data or information and/or reprocess the affected item or report at no additional cost to Client.  Client agrees to supply Fiserv with a written request for correction of the error within 7 days after Client’s receipt of the work containing the error.  Work reprocessed due to errors in data supplied by Client, on Client’s behalf by a third party, or by Client’s failure to follow procedures set forth by Fiserv shall be billed to Client at Fiserv’s then current time and material rates; and (ii) it owns or has a license to furnish all equipment or software comprising the Fiserv System.  Fiserv shall indemnify Client and hold it harmless against any claim or action that alleges that the Fiserv System use infringes a United States patent, copyright, or other proprietary right of a third party.  Client agrees to notify Fiserv promptly of any such claim and grants Fiserv the sole right to control the defense and disposition of all such claims.  Client shall provide Fiserv with reasonable cooperation and assistance in the defense of any such claim.

THE WARRANTIES STATED ABOVE ARE LIMITED WARRANTIES AND ARE THE ONLY WARRANTIES MADE BY FISERV.  FISERV DOES NOT MAKE, AND CLIENT HEREBY EXPRESSLY WAIVES, ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.                (b) Client Warranties.  Client represents and warrants that: (A) no contractual obligations exist that would prevent Client from entering into this Agreement; (B) it has complied with all applicable regulatory requirements; and (C) Client has requisite authority to execute, deliver, and perform this Agreement.  Client shall indemnify and hold harmless Fiserv, its officers, directors, employees, and affiliates against any claims or actions arising out of (X) the use by Client of the Fiserv System in a manner other than that provided in this Agreement; and (Y) any and all claims by third parties through Client arising out of the performance and non-performance of Fiserv Services by Fiserv, provided that the indemnity listed in clause (Y) hereof shall not preclude Client’s recovery of direct damages pursuant to the terms and subject to the limitations of this Agreement.

9.  Limitation of Liability.  (a) General.  IN NO EVENT SHALL FISERV BE LIABLE FOR LOSS OF GOODWILL, OR FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING FROM CLIENT’S USE OF FISERV SERVICES, OR FISERV’S SUPPLY OF EQUIPMENT OR SOFTWARE, REGARDLESS OF WHETHER SUCH CLAIM ARISES IN TORT OR IN CONTRACT.  CLIENT MAY NOT ASSERT ANY CLAIM AGAINST FISERV MORE THAN 2 YEARS AFTER SUCH CLAIM ACCRUED.  FISERV’S AGGREGATE LIABILITY FOR ANY AND ALL CAUSES OF ACTION RELATING TO SERVICES SHALL BE LIMITED TO THE TOTAL FEES PAID BY CLIENT TO FISERV FOR SERVICES RESULTING IN SUCH LIABILITY IN THE 6 MONTH PERIOD PRECEDING THE DATE THE CLAIM ACCRUED.  FISERV’S AGGREGATE LIABILITY FOR A DEFAULT RELATING TO EQUIPMENT OR SOFTWARE SHALL BE LIMITED TO THE AMOUNT PAID BY CLIENT FOR THE EQUIPMENT OR SOFTWARE.

(b) Lost Records.  If Client’s records or other data submitted for processing are lost or damaged as a result of any failure by Fiserv, its employees, or agents to exercise reasonable care to prevent such loss or damage, Fiserv’s liability on account of such loss or damages shall not exceed the reasonable cost of reproducing such records or data from exact duplicates thereof in Client’s possession.

10.  Disaster Recovery.  (a) General.  Fiserv maintains a disaster recovery plan (“Disaster Recovery Plan”) for each Service.  A “Disaster” shall mean any unplanned interruption of the operations of or inaccessibility to Fiserv’s service center in which Fiserv, using reasonable judgment, requires relocation of processing to a recovery location.  Fiserv shall notify Client as soon as possible after Fiserv deems a service outage to be a Disaster.  Fiserv shall move the processing of Client’s standard services to a recovery location as expeditiously as possible and shall coordinate the cut-over to back-up telecommunication facilities with the appropriate carriers.  Client shall maintain adequate records of all transactions during the period of service interruption and shall have personnel available to assist Fiserv in implementing the switchover to the recovery location.  During a Disaster, optional or on-request services shall be provided by Fiserv only to the extent adequate capacity exists at the recovery location and only after stabilizing the provision of base services.

(b) Communications.  Fiserv shall work with Client to establish a plan for alternative communications in the event of a Disaster.

(c) Disaster Recovery Test.  Fiserv shall test the Disaster Recovery Plan periodically.  Client agrees to participate in and assist Fiserv with such test, if requested by Fiserv.  Upon Client request, test results will be made available to Client’s management, regulators, auditors, and insurance underwriters.

(d) Client Plans.  Fiserv agrees to release information necessary to allow Client’s development of a disaster recovery plan that operates in concert with the Disaster Recovery Plan.

(e) No Warranty.  Client understands and agrees that the Disaster Recovery Plan is designed to minimize, but not eliminate, risks associated with a Disaster affecting Fiserv’s service center(s).  Fiserv does not warrant that Fiserv Services will be uninterrupted or error free in the event of a Disaster; no performance standards shall be applicable for the duration of a Disaster.  Client maintains responsibility for adopting a disaster recovery plan relating to disasters affecting Client’s facilities and for securing business interruption insurance or other insurance necessary for Client’s protection.

11.  Termination.  (a) Material Breach.  Except as provided elsewhere in this Section 11, either party may terminate this Agreement in the event of a material breach by the other party not cured within 90 days following written notice stating, with particularity and in reasonable detail, the nature of the claimed breach. For purposes of this Section 11(a), any material failure by Fiserv to meet any performance standards described in the Agreement or any Exhibit hereto will constitute a material breach.

(b) Failure to Pay.  In the event any invoice remains unpaid by Client 30 days after due, or Client deconverts any data or information from the Fiserv System without prior written consent of Fiserv, Fiserv, at its sole option, may terminate this Agreement and/or Client’s access to and use of Fiserv Services.  Any invoice submitted by Fiserv shall be deemed correct unless Client provides written notice to Fiserv within 30 days of the invoice date specifying the nature of the disagreement.

(c) Remedies.  Remedies contained in this Section 11 are cumulative and are in addition to the other rights and remedies available to Fiserv under this Agreement, by law or otherwise.

(d) Defaults.  If Client:

(i) Defaults in the payment of any sum of money due;

(ii) Breaches this Agreement in any material respect or otherwise defaults in any material respect in the performance of any of its obligations; or

(iii) Commits an act of bankruptcy or becomes the subject of any proceeding under the Bankruptcy Code or becomes insolvent or if any substantial part of Client’s property becomes subject to any levy, seizure, assignment, application, or sale for or by any creditor or governmental agency;

Then, in any such event, Fiserv may, upon written notice, terminate this Agreement and be entitled to recover from Client as liquidated damages an amount equal to the present value of all payments remaining to be made hereunder for the remainder of the initial term or any renewal term of this Agreement.  For purposes of the preceding sentence, present value shall be computed using the “prime” rate (as published in The Wall Street Journal) in effect at the date of termination and “all payments remaining to be made” shall be calculated based on the average bills for the 3 months immediately preceding the date of termination.  Client agrees to reimburse Fiserv for any expenses Fiserv may incur, including reasonable attorneys’ fees, in taking any of the foregoing actions.

(e) Convenience.  Client may terminate this Agreement during any term by paying a termination fee based on the remaining unused term of this Agreement, the amount to be determined by multiplying Client’s average monthly invoices for the twelve-month period immediately preceding the effective date of termination. For each Fiserv Service received by Client during the term (or if no monthly invoice has been received, the sum of the estimated monthly billing for each Fiserv Service to be received hereunder) by 80% times the remaining months of the term, plus any unamortized conversion fees or third party costs existing on Fiserv’s books on the date of termination.  Client understands and agrees that Fiserv losses incurred as a result of early termination of the Agreement would be difficult or impossible to calculate as of the effective date of termination since they will vary based on, among other things, the number of clients using the Fiserv System on the date the Agreement terminates.  Accordingly, the amount set forth in the first sentence of this subsection represents Client’s agreement to pay and Fiserv’s agreement to accept as liquidated damages (and not as a penalty) such amount for any such Client termination.

(f) Return of Data Files.  Upon expiration or termination of this Agreement, Fiserv shall furnish to Client such copies of Client Files as Client may request in Fiserv’s standard machine readable format along with such information and assistance as is reasonable and customary to enable Client to deconvert from the Fiserv System, provided, however, that except for a termination by Client under Section 11(a), Client agrees to pay Fiserv its then standard rates for the services necessary to return such Client Files. Client consents and agrees and authorizes Fiserv to retain Client Files until (i) Fiserv is paid in full for (A) all Services provided through the date such Client Files are returned to Client; and (B) any and all other amounts that are due or will become due under this Agreement; (ii) Fiserv is paid its then standard rates for the services necessary to return such Client Files; (iii) if this Agreement is being terminated, Fiserv is paid any applicable termination fee pursuant to subsection (d) or (e) above; and (iv) Client has returned to Fiserv all Fiserv Information. Unless directed by Client in writing to the contrary, Fiserv shall be permitted to destroy Client Files any time after 30 days from the final use of Client Files for Processing.

(g) Miscellaneous.  Client understands and agrees that Client is responsible for the deinstallation and return shipping of any Fiserv-owned equipment located on Client’s premises.

12.  Arbitration.  (a) General.  Except with respect to disputes arising from a misappropriation or misuse of either party’s proprietary rights, any dispute or controversy arising out of this Agreement, or its interpretation, shall be submitted to and resolved exclusively by arbitration under the rules then prevailing of the American Arbitration Association, upon written notice of demand for arbitration by the party seeking arbitration, setting forth the specifics of the matter in controversy or the claim being made.  The arbitration shall be heard before an arbitrator mutually agreeable to the parties; provided, that if the parties cannot agree on the choice of arbitrator within 10 days after the first party seeking arbitration has given written notice, then the arbitration shall be heard by three arbitrators, one chosen by each party, and the third chosen by those two arbitrators.  The arbitrators will be selected from a panel of persons having experience with and knowledge of information technology and at least one of the arbitrators selected will be an attorney.  A hearing on the merits of all claims for which arbitration is sought by either party shall be commenced not later than 60 days from the date demand for arbitration is made by the first party seeking arbitration.  The arbitrator(s) must render a decision within 10 days after the conclusion of such hearing.  Any award in such arbitration shall be final and binding upon the parties and the judgment thereon may be entered in any court of competent jurisdiction.

(b) Applicable Law.  The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. 1-16.  The arbitrators shall apply the substantive law of the State of Washington, without reference to provisions relating to conflict of laws.  The arbitrators shall not have the power to alter, modify, amend, add to, or subtract from any term or provision of this Agreement, nor to rule upon or grant any extension, renewal, or continuance of this Agreement.  The arbitrators shall have the authority to grant any legal remedy available had the parties submitted the dispute to a judicial proceeding.

(c) Situs.  If arbitration is required to resolve any disputes between the parties, the proceedings to resolve the first such dispute shall be held in King County, Washington, the proceedings to resolve the second such dispute shall be held in Milwaukee, Wisconsin, and the proceedings to resolve any subsequent disputes shall alternate between King County, Washington  and Milwaukee, Wisconsin.

13.  Insurance.  Fiserv carries and will maintain in full force and effect the following types of insurance policies each will be maintained with insurers rated A+ or better by A.M. Best Company.

(i) Comprehensive General Liability in an amount not less than $1 million per occurrence for claims arising out of bodily injury and property damage;

(ii) Commercial Crime covering employee dishonesty in an amount not less than $5 million;

(iii) All-risk property coverage including Extra Expense and Business Income coverage; and

(iv) Workers Compensation as mandated or allowed by the laws of the state in which Services are being performed, including $500,000 coverage for Employer’s Liability.

14.  Audit.  Fiserv employs an internal auditor responsible for ensuring the integrity of its processing environments and internal controls.  In addition, Fiserv provides for periodic independent audits of its operations.  Fiserv shall provide Client with a copy of the audit of the Fiserv service center providing Services within a reasonable time after its completion and shall charge each client a fee based on the pro rata cost of such audit.  Fiserv shall also provide a copy of such audit to the appropriate regulatory agencies, if any, having jurisdiction over Fiserv’s provision of Services.

15.  General.  (a) Binding Agreement.  This Agreement is binding upon the parties and their respective successors and permitted assigns.  Neither this Agreement nor any interest may be sold, assigned, transferred, pledged, or otherwise disposed of by either party, whether pursuant to change of control or otherwise, without the other party’s prior written consent.  Notwithstanding the foregoing, Fiserv may assign this Agreement to an affiliate upon notice to Client. Client agrees that Fiserv may subcontract any Services to be performed hereunder. Any such subcontractors shall be required to comply with all applicable terms and conditions.

(b) Entire Agreement.  This Agreement, including its Exhibits, which are expressly incorporated herein by reference, constitutes the complete and exclusive statement of the agreement between the parties as to the subject matter hereof and supersedes all previous agreements with respect thereto.  Modifications of this Agreement must be in writing and signed by duly authorized representatives of the parties.  Each party hereby acknowledges that it has not entered into this Agreement in reliance upon any representation made by the other party not embodied herein.  In the event any of the provisions of any Exhibit are in conflict with any of the provisions of this Agreement, the terms and provisions of this Agreement shall control unless the Exhibit in question expressly provides that its terms and provisions shall control.

(c) Severability.  If any provision of this Agreement is held to be unenforceable or invalid, the other provisions shall continue in full force and effect.

(d) Governing Law.  This Agreement will be governed by the substantive laws of the State of Washington,without reference to provisions relating to conflict of laws.  The United Nations Convention of Contracts for the International Sale of Goods shall not apply to this Agreement.

(e) Force Majeure.  Neither party shall be responsible for delays or failures in performance resulting from an act of God, war, civil disturbance, court order, labor dispute, third party nonperformance (except for non performance of any subcontractors contemplated by Section 15 (a) above0 or other cause beyond such party’s reasonable control, including failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment and such nonperformance shall not be a default or a ground for termination.

(f) Notices.  Any written notice required or permitted to be given hereunder shall be given by: (i) Registered or Certified Mail, Return Receipt Requested, postage prepaid; (ii) confirmed facsimile; or (iii) nationally recognized courier service to the other party at the addresses listed on the cover page or to such other address or person as a party may designate in writing.  All such notices shall be effective upon receipt.

(g) No Waiver.  The failure of either party to insist on strict performance of any of the provisions hereunder shall not be construed as the waiver of any subsequent default of a similar nature.

(h) Financial Statements.  Fiserv shall provide Client and the appropriate regulatory agencies so requiring a copy of Fiserv, Inc.’s audited consolidated financial statements.

(i) Prevailing Party.  The prevailing party in any arbitration, suit, or action brought against the other party to enforce the terms of this Agreement or any rights or obligations hereunder, shall be entitled to receive its reasonable costs, expenses, and attorneys’ fees of bringing such arbitration, suit, or action.

(j) Survival.  All rights and obligations of the parties under this Agreement that, by their nature, do not terminate with the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

(k) Exclusivity.  Client agrees that Fiserv shall be the sole and exclusive provider of the services that are the subject matter of this Agreement.  For purposes of the foregoing, the term “Client” shall include Client affiliates.  During the term of this Agreement, Client agrees not to enter into an agreement with any other entity to provide these services (or similar services) without Fiserv’s prior written consent.  If Client acquires another entity, the exclusivity provided to Fiserv hereunder shall take effect with respect to such acquired entity as soon as practicable after termination of such acquired entity’s previously existing arrangement for these services.  If Client is acquired by another entity, the exclusivity provided to Fiserv hereunder shall apply with respect to the level or volume of these services provided immediately prior to the signing of the definitive acquisition agreement relating to such acquisition and shall continue with respect to the level or volume of these services until any termination or expiration of this Agreement.

(l) Recruitment of Employees. Each party agrees not to hire the other’s employees during the term of this Agreement and for a period of six months after any termination or expiration thereof, except with the other party’s prior written consent, provided however, this shall not prohibit a party from hiring an employee of the other party who responds to a solicitation of general publication.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date indicated below.

For Client:		For Fiserv:

Pacifica Bank		Fiserv Solutions, Inc.

By:	/s/ John D. Huddleston	By:	/s/ Sam Langham
Name:	John D. Huddleston	Name:	Sam Langham
Title:	Executive Vice President and C.F.O	Title:	Executive Vice President, Business Unit Manager
Los Angeles Data Center

Date:	10/12/01	Date:	11/12/01

Effective 02/02

Exhibit A

Account Processing Services

Client agrees with Fiserv as follows:

1.   Services.  Fiserv will provide Client the Facilities Management Services (“Account Processing Services”) specified in Exhibit A–1.

2.   Fees.  Client shall pay Fiserv fees and other charges for Account Processing Services specified in Exhibit A–1. The fees listed in Exhibit A-2 are valid for the account processing services Client contracts for as of the date of the Agreement. If Client seeks additional services from Fiserv during the term of the Agreement, Fiserv’s fees there for will be quoted to Client upon request. Fiserv agrees to give at least 30 days notice to Client of any changes in the rules and procedures established for processing, unless such changes are causes by changes made by the Federal Reserve System or otherwise beyond the control of Fiserv, not permitting Fiserv to give such advance notice. Fiserv reserves the right to make such changes to the Exhibits without notice to the extent necessary to cover any increases in Federal Reserve System costs and charges or in other costs and changes beyond Fiserv’s control, including changes required by applicable law or regulatory activity. The fees listed in Exhibit A–2 may be changed annually effective October and each succeeding October 2002 upon 30 days advance notice to Client. Each change shall be limited to the change in the U.S. Department of Labor, Consumer Price Index (“CPI”) for All Urban Households in Snohomish County for the most recent 12-month period for which such information is available or three percent (3%), whichever is greater. Fiserv will deliver to Client the notification of the fee change.

3.   Responsibility for Accounts.  Client shall be responsible for balancing its accounts each business day and notifying Fiserv immediately of any errors or discrepancies.  Provided that Client immediately notifies Fiserv of any discrepancy in Client’s accounts, Fiserv shall, at its expense, promptly recompute accounts affected by discrepancies solely caused by the Fiserv Systems or provide for another mutually agreeable resolution.  Fiserv will use its commercially reasonable efforts to correct errors attributable to Client or Client’s other third party servicers.  Reconstruction of error conditions attributable to Client or to third parties acting on Client’s behalf will be done at prevailing rates as set forth in Exhibit A–2.

4.   Annual Histories.  Fiserv currently maintains annual histories, where applicable, for its clients.  These histories can be used to reconstruct Client Files in an emergency.  However, in order to permit prompt and accurate reconstruction of accounts, Client agrees to retain at all times and make available to Fiserv upon request the most recent data printout(s) received from Fiserv, together with copies or other accurate and retrievable records of all transactions to be reflected on the next consecutive printout(s).

5.   Hours of Operation. Account Processing Services will be available for use by Client during standard Fiserv business hours, excluding holidays, as specified in Exhibit A–3. Account Processing Services may be available additional hours during which time Client may use Services at its option and subject to additional charges.

6.   Performance Standards.  The Fiserv performance standards for the Account Processing Services (“Performance Standards”) are set forth in Exhibit A – 4.  In no event shall Fiserv be liable to Client for damages of any nature arising solely from failure by Fiserv to meet Performance Standards.

7.   Protection of Data.  (a) For the purpose of compliance with applicable government regulations, Fiserv has an operations backup center, for which Client agrees to pay the charges indicated in Exhibit A–2.  Fiserv maintains copies of  transaction files off premises in secured vaults.

(b) Fiserv provides “on-line” security via utilization of leased lines with poll/select protocol.

(c) Upon Client providing access to Client Files through Client’s customers’ personal computers or voice response system, Client agrees to indemnify and hold harmless Fiserv, its officers, directors, employees, and affiliates against any claims or actions arising out of such access to Client Files or any Fiserv files (including the files of other Fiserv clients) or the Fiserv System or other Fiserv systems.

8.  Processing Priority.  Fiserv does not subscribe to any processing priority; all users receive equal processing consideration.

9.  Forms and Supplies.  Client assumes and will pay the charges for all customized forms, supplies, and delivery charges.  Custom forms ordered through Fiserv will be subject to a 15% administrative fee for warehousing and inventory control.  Forms ordered by Client and warehoused at Fiserv will be subject to the administrative fee set forth in Exhibit A–2.

10. Regulatory Supervision.

By entering into this Agreement, Fiserv agrees that the Office of Thrift Supervision, FDIC, or other regulatory agencies having authority over Client’s operations shall have the authority and responsibility provided to the regulatory agencies pursuant to the Bank Service Corporation Act, 12 U.S.C. 1867(C) relating to services performed by contract or otherwise.

IN WITNESS WHEREOF, the parties hereto have caused this Exhibit A to the Agreement to be executed by their duly authorized representatives as of the date indicated below.

For Client:		For Fiserv:
Pacifica Bank		Fiserv Solutions, Inc.

By:	/s/ John D. Huddleston	By:	/s/ Sam Langham
Name:	John D. Huddleston	Name:	Sam Langham
Title:	Executive Vice President and C.F.O	Title:	Executive Vice President, Business Unit Manager
Los Angeles Data Center

Date:	10/12/01	Date:	11/12/01

Effective 02/02

Exhibit A - 1

Account Processing Services

Fiserv Responsibilities

Fiserv will provide Client with the following ITI Software Account Processing Services for the fees and charges out lined in Exhibit A:

Base Services:

•    Account Analysis

•    ACH Processing

•    ATM Card Transaction Processing

•    Auto Transfers

•    Certificates of Deposits

•    Customer Information File (CIF)

•    Demand Deposit Accounting

•    Financial Management System (G/L)

•    Host Disaster Recovery Back Up

•    Loan Investor Reporting

•    Lines of Credit

•    Loan Accounting Processing

•    Mortgage Loans

•    EIM NSF/OD Return Processing

•    Query Report Writer - SMART

•    Retirement Processing

•    Release Installation

•    Savings Account Processing

•    Service Charge Modeling

•    Sweep Accounting

•    Tape - Fiserv Forms & Graphics or Deluxe  Generation for Coupon Books (Weekly)

•    Tape (TRW) Format Generation for Credit Bureau (Monthly)

Interfaces:

•    ATM + Balance File

•    Deposit Platform

•    Host Teller

•    Fiserv Item Processing

•    Loan Platform

•    Sendero Asset/Liability

•    Sendero MCIF

Network Support Services:

•    Data Comm line between Fiserv’s account processing center and Client’s primary banking locations.

Training:

•    Refresher training available (additional cost)

Help Desk Services:

•    Staffing and maintenance to undertake investigations, inquiries, and problem resolution associated with the Application Processing Services software.

•    Applications support personnel will be available to assist and support Client’s support services staff.

•    Account Management Staff to call on Client

Client Responsibilities

Client will be responsible for the following activities:

Personnel:

•    Project Manager

•    Staff necessary to assist in Conversion Services

•    Courier services for delivery of data

Third Party Software:

•    Evaluation, selection, licensing, and procurement of maintenance for third party application software as mutually agreed by Fiserv and Client.

•    Obtain any necessary consents to utilize third party software licensed to Client as of the Effective Date, which consents shall be provided to Fiserv (the obtaining of such consents shall be a condition precedent to performance by Fiserv of its obligations).

•    Advising Fiserv of any connections, upgrades, or enhancements that become available from third party vendors so that they may be installed on a mutually agreeable schedule and in accordance with the third party vendor’s recommended time schedule.

•    Providing Fiserv with a complete copy of all license and maintenance agreements related to third party software.

3. Maintaining and Installing Ancillary Software: Software to be licensed by Pacifica Bank and a quote will be provided by the Van Nuys Data Center for the time and material needed to install the software on the bank’s mainframe.

Effective 02/02

Exhibit A - 2

Account Processing Services Fees

Fiserv will provide Client the following Facitilites Management Services at the fees and prices indicated.

5. Conversion, Other and One-Time Costs	Facility Management
Monthly Minimum Processing Fee	$7,500

Implementation Assistance/Set-up Fee Imaging	$5,000
Conversion Assistance/Set-Up Fee Facility Management
Conversion Assistance/Set-Up Fee Image Processing
(End user training at the Fiserv Los Anges Data Center or on-site per day	$1,000
A schedule of training classes may be obtained from a Client Account Manager or Help Desk Representative. Classes at the Fiserv ITI facility in Lincoln, NE are Available at additional cost.

•      Conversion of Facility Management and Item Processing waived

Dep Con Software Installation and Configuration	$3,400
Does not include hardware (PC and printer)

Image Library Software (Per Copy)	$500
Annual License Fee per copy	$75
(one copy is needed per viewing station)

Effective 02/02

Exhibit A - 2

Account Processing Services Fees

FACITILITES MANAGEMENT SERVICES

Tapes-Backup Media – Compatibility with hot-site and other main frames.

DLT required format for Van Nuys Center

DLT Tape Driver $5,000 (approximate cost after market items)

Tapes and Supplies: Cost

Auto Library tape functions – products such as BL–Lm; BL–LABEL will be used for tape management BL–Lm Cost

BL–LABEL – Cost

Arcus off site storage – Included with FM Service

Disaster Recovery

Bank will be covered under the Van Nuys contract with Sungard.  Bank will also comply with all policies and procedures that relate to disaster recovery services in the Van Nuys Data Center

Monthly DR Services: $4.25 per Unisys RPM

Travel Expense: paid by bank for declared disaster or testing

Servicing of Banks: Not permitted under this agreement

Maintaining and installing Ancillary Software: Software to be licensed by the bank at will be provided by the time and Van Nuys for material needed to install the software banks mainframe.

Depcon - Must be licensed on host and on remote print PC

PDF	Require by Van Nuys for print delivery
PIM Drivers	Required by Van Nuys for files to come in standard
Pullfile Drivers	Required by Van Nuys

All WO’s and Worksheets – Are proprietary of Fiserv–Van Nuys

Computer Operations Special Requests – examples Data Base reload $125.00/hour or request for quote

Transmission Software – none on F/M box

The banks do not buy modems or software to handle incoming or outgoing transmission

Install Upgrades Unisys Software Should have hourly fee for upgrade to box, Install Upgrades ITI Software

$174/hour or request quote

Client Service phone support – included with service Network Support – included with service

Network Support – included with service

One Time Set Up Fee – Van Nuys will set up mainframe to match all policies and procedures with in the data center for standardization and control

Note: All mainframes services by Van Nuys will be kept at the same software release levels as the mainframes owned and operated by the data center.

Effective 02/02

Exhibit A - 3

Hours of Operation

The Fiserv Account Processing Center will be in operation for on-line Account Processing Services in accordance with the following:

Monday	7:00 A.M. - 7:00 P.M.
Tuesday	7:00 A.M. - 7:00 P.M.
Wednesday	7:00 A.M. - 7:00 P.M.
Thursday	7:00 A.M. - 7:00 P.M.
Friday	7:00 A.M. - 7:00 P.M.
Saturday	8:00 A.M. - 2:00 P.M.
Sunday	Not on-line

All times stated are in accordance with prevailing local times for the Fiserv Los Angeles Data Center. The Fiserv Los Angeles Data Center observes national holidays, and will be closed for on-line operations.

Effective 02/02

Exhibit A - 4

Performance Standards

1.  On-Line Availability - Fiserv’s standard of performance shall be on-line availability of the Fiserv System (exclusive of telecommunications and terminals) 98% of the time that it is scheduled to be so available over a 3 month period (“Measurement Period”).  Actual on-line performance will be calculated monthly by comparing the number of hours that the Fiserv System was scheduled to be operational on an on-line basis exclusive of preventive maintenance and scheduled maintenance with the number of hours, or a portion thereof, it was actually operational on an on-line basis.  Preventive maintenance will not be scheduled during normal online processing hours.  Only is necessary preventive maintenance will be performed on only mission critical equipment during on-line processing hours.  Downtime caused by reasons beyond Fiserv’s except for down time caused in whole or in part by acts, omissions, nonperformance or system failures of or by any Fiserv agents or subcontractors will not be considered in the statistics.

2.  Report Availability - Fiserv’s standard of performance for report availability shall be that, over a Measurement Period, 97% of all Critical Daily Information shall be available for remote printing or dispatch to the courier on time without significant errors.  Critical Daily Information shall mean priority group reports that Fiserv and Client have mutually agreed in writing are necessary to properly account for the previous day’s activity and properly notify Client of overdraft, NSF, or return items.  The agreed upon Critical Daily Information shall be listed on an exhibit attached to the final conversion plan.  On time delivery for Critical Daily Information shall be 6:30 a.m. if delivered to Client’s remote print facility and 8:30 a.m. if delivered to Client by courier.  A significant error is one that impacts Client’s ability to properly account for the previous days activity and/or properly account for overdraft, NSF, or Return items.  Actual performance will be calculated monthly by comparing the total number of reports scheduled to be available from Fiserv to the number of reports that were available on time and without error.

3.  Response Time - Fiserv’s response time performance standard for 98% of transaction shall be  2 seconds for a teller transaction or 3.5 seconds for a terminal transaction, Premier II workstations 5.5 seconds on average as determined from measurements taken over a Measurement Period.  A transaction shall mean a basic deposit, withdrawal, or monetary transaction.  The measurement shall begin when the host computer receives the data transmitted from the on-line device and shall end when the host computer returns the data out to the on-line network for delivery to the on-line device.  Fiserv will log and retain a record of response time maintaining appropriate analytical reports.  Fiserv will work with Client and third party vendors to ensure commercially reasonable response time.

4. Client Inquiries - All Client inquiries will be acknowledged by Fiserv within 2 hour of request.  Resolution of the inquiry will be completed by Fiserv within 24 hours of the inquiry unless a mutually agreeable time is accepted by Fiserv and Client.  Fiserv strives to meet the following goals:

a. Respond to 70% of calls immediately

b. Resolve 85% of calls on day of receipt

Effective 02/02

Exhibit B

Item Processing Services

Client agrees with Fiserv as follows:

1.  Services.  Fiserv will provide Client the Item Processing Services (“Item Processing Services”) specified in Exhibit B – 1.

2.  Due Diligence.  All necessary information concerning Client’s requirements for Item Processing Services shall be set forth in a business assumptions list (the “IP Business Assumptions List”), which Client shall complete prior to Fiserv rendering Item Processing Services hereunder.  Client acknowledges that Fiserv has relied on the information contained in the IP Business Assumptions List in determining pricing and performance levels for the Item Processing Services.  In the event of material change(s) in the actual volumes, types of items, and delivery times for work received from Client, as compared to the IP Business Assumptions List, Fiserv shall have the right to adjust its fees and/or performance standards accordingly upon 30-day’ notice to Client.  Any increase in fees resulting from this due diligence process shall not be subject to the CPI limitations as set forth in Paragraph 3 below.

3.  Fees.  Client shall pay Fiserv the fees and other charges for the Item Processing Services specified in Exhibit B – 1.  Fees listed in Exhibit B – 2 are valid for item processing services and locations that Client contracts for as of the date of the Agreement.  If Client seeks additional services and/or use additional locations from Fiserv during the term of the Agreement, Fiserv fees and services available, therefor will be quoted to Client upon request.  Fiserv agrees to give at least 30 days’ notice to Client of any changes in the rules and procedures established for processing items, unless such changes are caused by changes made by the Federal Reserve System or otherwise beyond the control of Fiserv, not permitting Fiserv to give such advance notice.  Fiserv reserves the right to make such changes to the Exhibits without notice as may be necessary to cover any increases in Federal Reserve System costs and charges or in other costs and charges beyond Fiserv’s control, including changes required by applicable law or regulatory activity.  The fees listed in Exhibit B - 2 may be changed annually effective October and each succeeding October 2002 upon 30 days advance notice to Client.  Each change shall be limited to the change in the U.S. Department of Labor, Consumer Price Index for All Urban Households (“CPI”) for the most recent 12-month period for which such information is available or three percent (3%) whichpreceding each January 1, or three percent (3%), whichever is greater. Fiserv will deliver to Client the notification of the fee change.

4.  Performance Standards.  Fiserv will perform the Item Processing Services in accordance with the performance standards specified in Exhibit B – 3 (“Item Processing Services Performance Standards”), subject to Client meeting its performance obligations as set forth in Exhibits B – 1 and B – 3.  Fiserv shall not be liable for any damages or losses to Client for errors occurring within the limits of the Exhibit B – 3 performance standards.

5.  No Fiduciary Relationship.  Fiserv shall perform such Item Processing Services for which Fiserv shall subscribe as agent of Client, and Fiserv shall not have by reason of this Agreement a fiduciary relationship with respect to Client.

6.  Lost, Destroyed, and Misplaced Items.  Fiserv assumes no liability for any item lost, destroyed, or misplaced while in transit before the item physically arrives at the premises of Fiserv and is received by Fiserv.  In the event any items are lost, destroyed, or misplaced, and such event is not due to gross negligence or intentional misconduct by Fiserv, Client shall be solely responsible for the costs and expenses incurred by Fiserv in reconstructing any such items and for any damages or other losses that may be incurred by Fiserv due to the collection of such items.  In the event Fiserv loses, destroys, or misplaces deposited items as a result of gross negligence or intentional misconduct after acceptance of said deposit, Fiserv shall be liable only for reasonable reconstruction costs of the deposit.  Reasonable reconstruction costs shall be only those costs that arise from reconstruction of a microfilmed deposit.  Fiserv shall not be liable for reconstruction costs associated with a deposit for which Client cannot provide a microfilmed record of such item(s) contained in the deposit.  In no event shall Fiserv be liable for the face value of any lost or missing item(s).

7.  Governmental Regulation.  This Exhibit shall be governed by and is subject to:  the applicable laws, regulations, rules, terms and conditions, as presently in effect or hereafter amended or adopted, of the United States of America, Federal Reserve Board, Federal Reserve Banks, Federal Housing Finance Board, and any other governmental agency or instrumentality having jurisdiction over the subject matter of this Exhibit.  Client agrees to abide by such requirements and to execute and deliver such agreements, documents, or other forms as may be necessary to comply with the provisions hereof, including, without limitation, agreements to establish Fiserv as Client’s Agent for purposes of delivery of items processed hereunder from or to the Federal Reserve Banks.  Any such agreements shall be made a part of this Agreement and are incorporated herein.  A change or termination of such laws, regulations, rules, terms, conditions, and agreements shall constitute, respectively, a change or termination as to this Exhibit.  Client data and records shall be subject to regulation and examination by government supervisory agencies to the same extent as if such information were on Client’s premises.

8.  Client Responsibilities.  Client shall submit all items to Fiserv and otherwise comply with all Client obligations in accordance with the requirements set forth in Exhibit B – 1.  Client shall maintain adequate supporting materials (i.e. exact copies of items, records, and other data supplied to Fiserv) in connection with the provision of Item Processing Services.  Client shall provide written notice of confirmation and/or verification of any instructions given by Client, its agents, employees, officers, or directors to Fiserv in connection with Fiserv’s provision of Item Processing Services.  Client shall be responsible for balancing its accounts each business day and notifying Fiserv, within 7 business days, of any errors or discrepancies. In the event Fiserv discovers an error or defect (it being understood that Fiserv shall be under no duty to discover any such error or defect), Fiserv is authorized, in its sole discretion, to correct any such error or defect and to make any adjustments in order to correct such error or defect.

9. Definition of Item.  An item is defined as all checks and other documents presented to Fiserv for processing, transactional entries generated by Client, such as teller cash tickets, general ledger entries, loan entries and all control documents such as batch tickets.

IN WITNESS WHEREOF, the parties hereto have caused this Exhibit B to the Agreement to be executed by their duly authorized representatives as of the date indicated below.

For Client:		For Fiserv:

Pacifica Bank		Fiserv Solutions, Inc.

By:	/s/ John D. Huddleston	By:	/s/ Teri Carstensen
Name:	John D. Huddleston	Name:	Teri Carstensen
Title:	Executive Vice President and C.F.O	Title:	Senior Vice President
Item Processing District Manager

Date:	10/12/2001	Date:	11/16/2001

Effective 02/02

Exhibit B-1

Item Processing Description of Services

1.     Proof:  On each business day (excluding Saturdays, Sundays, and holidays), Client will deliver to Fiserv Processing Center, checks and other items deposited to accounts with Client. Client will provide extra deliveries in support of proof operations for peak day processing.  Peak day processing is defined as any day when Client’s volume is expected to exceed twenty percent of daily average volume of the previous months volume divided by the number of business days in the previous month.

a.     Client will contract with and pay for a courier, to pick up and deliver all work between Client and Fiserv.  Both parties will mutually agree upon the times of pick-up and delivery.  If Fiserv has not received the items from Client locations by the agreed upon delivery times, Fiserv may, in its sole discretion and without liability, delay the processing of such items until the next business day.  Fiserv will contact Client’s after-hours contact and apprise said contact of the situation.  Client agrees to provide an after-hours contact and update that contact should there be any change in Client personnel.

b.     Client agrees to MICR encode documents to meet Fiserv requirements (ABA and Account Numbers and Tran-codes)

c.     Client is responsible for microfilming all items submitted to Fiserv.

d.     Client agrees that all transactional entries, involving tellers’ cash tickets, general ledger entries, or loan entries shall be in balance, and that Fiserv may return to Client, unprocessed, any transactional entries that are not in balance.

e.     Client agrees to segregate all over-the-counter items into batches not to exceed three inches (3”) in depth and to identify each such batch with an appropriate batch header, which batch header shall meet written requirements provided by Fiserv. Client further agrees to segregate all items by type (i.e., single deposit items will be batched separately from multiple deposit items), and to provide a total for each single batch.

f.      Client agrees to include a batch manifest for each bag of work submitted to Fiserv.

g.     From the ITEMS submitted to Fiserv, Fiserv shall retrieve such “on-us” information as may be necessary for the proper accounting of the items and shall transmit this information, through telephone lines or by such other means as Fiserv may, from time to time, deem appropriate to Client’s data processor for data processing.

h.     Client authorizes Fiserv to create ledger holdover entries, deposit corrections, or such other entries to balance transactions, except for those transactions outlined in subsection 1.d. above, as may be necessary to the efficient processing of the items.

i.      After Fiserv has completed the process of retrieving and transmitting to Client’s data processor the information necessary for data processing, all over-the-counter items not drawn against Client shall be forwarded for collection to such correspondent banks as Client may designate from time to time in writing to Fiserv.

j.      All items drawn against Client and those items internally generated shall be returned to Client or held by Fiserv in accordance with Client’s written instructions.

Encoding:  Fiserv will encode the dollar amount on all items needing encoding and presented to Fiserv as part of the Proof function described above.  Fiserv may encode additional fields, such as account numbers, deposit ticket totals, or other items as specified by Client.  Any such encoding will be according to terms agreed to by Fiserv.  In no event will Fiserv be liable for losses to Client due to encoding errors if Client has not satisfied all of its obligations set forth in Section 1 above.  Should Fiserv’s encoding services fail to meet the performance standard for proof of deposit set forth in Exhibit B-3, and Client incurs a potential loss due to an encoding error, Client shall use its best efforts to collect the amount in question from its customer (including without limitation, commencing legal action against the customer, obtaining a judgment, and attempting collection efforts based on said judgment) prior to submitting a claim for damages to Fiserv.

Exception Item Processing: Fiserv will either reject or pay items listed on the appropriate report, in accordance with written instructions, by Client’s authorized officer or employee. The name of Client’s officer or employee giving such instruction shall be noted on the item or on such other record as Fiserv may establish, together with the nature of the instruction. If Client has not instructed Fiserv regarding the disposition of any exception item drawn against Client by the agreed upon time each day, then Fiserv shall return it through the presentment chain to the depository bank or institution. Instructions to Fiserv on disposition of items that are received after the agreed upon deadline or are changed can result in a late charge. Should Fiserv’s exception item processing fail to meet the performance standard for exception item processing set forth in Exhibit B-3, and Client incurs a potential loss due to an error, Client shall use its best efforts to collect the amount in question from its customer (including without limitation, commencing legal action against the customer, obtaining a judgment, and attempting collection efforts based on said judgment) prior to submitting a claim for damages to Fiserv.

4.      Statement Rendition: All checks, drafts, and other orders for the payment of money drawn against accounts at Client which are to be stored by Fiserv, will be retained by Fiserv until the end of each Client’s checking account cycle. The items will be sorted, filed with the monthly statement, and mailed to the depositor.  Client agrees to have statements printed according to predefined cycles and print classes.  Statement enclosure counts will be accurately and clearly reported in the top fold of the statement.  If required, Client agrees to expedite the return of any paid exception items to Fiserv in order to facilitate timely statement processing. Fiserv will apply proper postage, which will be pre- paid monthly (or as agreed upon by Client and Fiserv) on an estimated basis by Client.

5.      Inclearings:  Client authorizes Fiserv to receive its inclearing items daily from the Federal Reserve Bank. Fiserv will balance the inclearing items to their cash letters, capture the items on magnetic media, microfilm or image scan and transmit the account information to Client’s data processor. Fiserv will also pull out for further handling the appropriate items for exception handling or scrutinizing, and deliver the items to bulk file storage or to Client for further processing.

6.      Courier Service: The parties hereto acknowledge that it will be necessary to make arrangements for the transport of items, records, and other data from Client to Fiserv and from the Federal Reserve or Correspondent bank to Fiserv. After Fiserv has provided the Item Processing Services, selected items, records, and data must be transported from Fiserv to Client and the Federal Reserve. The parties further acknowledge that the cost of such transportation shall be the sole responsibility of Client.

a.     Client has the right to make provision for its own courier service to provide the needed transportation as set forth in subsection 1.a. above.  Should Client not make provision for such courier service, or should Client request that Fiserv make arrangements for such courier service, then Fiserv, for the benefit of Client, shall make arrangements for such a courier service. Client must notify Fiserv to provide such courier service no less than thirty (30) days prior to the date that Fiserv is to begin providing Item Processing Services.

b.     Client shall pay Fiserv for any and all charges, expenses, or costs incurred by Fiserv in contracting for said courier service, as set forth in Exhibit B-2.

c.     It is understood and agreed that Fiserv shall not have, or assume, any liability or responsibility for such items, records, or data until they have reached Fiserv premises and shall have no further responsibility or liability for them after they leave Fiserv premises.

d.     The courier service shall at all times be deemed the independent contractor of Client, and shall not, at any time or under any circumstances, be deemed the agent or employee of Fiserv, regardless of whether said courier service, at any pertinent time herein, is affiliated with or employed by Fiserv.

e.     Fiserv will monitor and track deliveries for Client.  Should a delivery be missing, Fiserv will notify Client through appropriate channels.  Should there be any dispute as to the proper delivery of any records, Fiserv’s records of delivery will be accepted as the undisputed record of delivery.

7.      Conversion Services:  Fiserv will provide conversion services based on the information provided by Client during the due diligence process.  Following Client’s initial conversion to Fiserv Services, any additional requests will be submitted to Fiserv at least 90 days prior to the required implementation date.  An estimate for the additional conversion services will be provided.  The implementation time for the conversion will be delayed if Client requires more than three days to approve or decline the conversion estimate. Client also acknowledges that Fiserv must approve any changes to the MICR line and/or Account Number structure for Client prior to proceeding with a conversion.  Fiserv will make every reasonable attempt to convert new MICR line and/or Account Number structures.  Client agrees to eliminate any non-standard MICR line and/or Account number structure as identified during the due diligence process from its daily capture service within 120 days after the initial conversion date.  Client acknowledges that Fiserv may elect to charge a fee such as the Special Statements Fee listed in Exhibit B-2, for all non-standard items processed in the service.  Client acknowledges that Fiserv may not be able to achieve the stated service level agreements on accounts, transactions, or services involving non-standard MICR lines and/or Account Number structures. In the event that the Account Number appearing on the statement does not equal the Account Number on the MICR line, Fiserv will not be responsible for any service level agreements relating to statement preparation and rendition.

Initial Client conversion is based on the results obtained during the due diligence process.  This work would include an inclearings, POD and bulk file sort pattern.  In addition, it would include a single extraction program to support the transmission of a daily inclearings and POD file to a host site for processing.  Sort specifications will be developed in support of statement rendition services.  Standard reporting will be provided to Client to include a daily transaction report sorted in transaction and account order, recaps of transmissions and cash letters, and a daily cash report if required.

8.      Research Services: Fiserv will provide research and photocopy services upon request by Client.  Upon receipt from Client of a request for subpoena work or other significant or  voluminous research work, Fiserv will attempt to provide Client with an estimate of the time required and corresponding cost to complete the request prior to commencing the research services.

9.      Data Transmission: Client and Fiserv acknowledge and agree that Client has separately contracted with Client’s data processor to provide data processing services for Client and that Fiserv shall have no responsibility for the timeliness or quality of the service provided by Client’s data processor. Client’s data processor shall deliver directly to Client all reports generated from the data transmitted by Fiserv. Fiserv shall have no responsibility for the timeliness of such delivery or for the adequacy or accuracy of the reports supplied by Client’s data processor, except for errors caused by Fiserv failure to transmit information.

10.    Image Services:   Fiserv will provide CD-ROM containing retrievable images of processed checks to Clients courier as agreed.  Weekly and Daily CD’s are dispatched the next business day. EOM CD’s are dispatched within four business days. Fiserv will provide Client with remote research availability  via a work station from 8:00 AM Eastern Time to 12:00 AM Eastern Time Monday through Friday, excluding holidays, and on weekends and holidays from 8:00 AM Eastern Time to Noon Eastern Time.

a.     Fiserv will image capture Inclearings and POD through item capture.

b.     Re-enter transit all rejects.

c.     Fiserv will retain items sent to Fiserv for processing for up to 60 days at the fee stated in Schedule B-2 and will maintain the ability to furnish such items to a customer upon request during such period.

d.     After 60 days, Fiserv will destroy items sent to it for processing.

e.     Fiserv will create and render the image statements for the designated accounts.  Images of the front and if specified by Client for an account, the back, or each ITEM shall be included with each statement.

f.      Archive services are maintained up to 90 days o RAID with response time of less that 10 seconds. From day 91 through seven years a tape silo is used for storage. Response time for a single query from day 91 though the 24th month is 2 minutes or less. Next day response time is provided for items in the month 25 through month 84 range.

Effective 02/02

Exhibit B-2

Item Processing Services Fees

Fiserv will provide Client with the Item Processing Services for the following fees and prices indicated:

Fiserv Administrative Fee (excluding postage): 15%

I.  Item Handling - Sorter

Service	Volume/Range	Unit Fee	Description / Information
In-Clearing Capture	Per item	$0.014/item	Per item. High-speed capture of MICR data, balancing to Inclearing Totals and extracts. A sequence number is spray endorsed on the items. Inclearings, Same Day Capture.
In-Clearing Re-entry OVER 1%		$0.38/item	Correcting of MICR via on-line terminal
Proof Encoding	<4 hour window >4 hour window >6 hour window	$0.032/per field $.0260/per field $0.023/per field

MICR encoding of all On-Us and Transit items received by Fiserv from Client.  All transactions are balanced. The proof tape is forwarded to client. POD, Transit, GL, Savings, Loans, Lock Box, Counter Items. Windows are based on first deadline - (cash letter or transmission).  For work to be processed minimum window is 3 hours.

POD/Transit Capture	Per item	$0.02/item

High-speed capture of MICR data, balancing to proof totals, out sorting of other On-Us Items (Sav, GL, Loan, etc.) creation of various Cash Letters and extraction.  A sequence number is spray endorsed on the items.

Reject Re-Entry and repair OVER 1%		$0.45/item	Correcting of MICR data via on-line terminals.
Reject Repair	Per item	$0.25/ item	Client required stripping and re-qualification of items.
Microfilming	Per item	$0.003/item	Microfilming of prime pass items during capture. Inclearings, On-Us or Counter Items, $15.00 minimum per roll.
Microfilming	Per item	$0.009/item	Additional microfilming pass for Returns, Statement Items, Daily Finesort, Electronic Presentment. $15.00 minimum per roll.
Microfilming	Duplicate	$12.000/roll	Additional roll of microfilm.
Deposit Corrections	Per item	$2.00/item	Corrections of Client deposit/teller errors. Photocopy charges are extra.
Same Day Settlement	Per cash letter	$5.00/letter	Fee assessed to accept Same Day Settlement Cash Letters on behalf of the Financial Institutions. This is in addition to the per item fee charged as a part of the Inclearings.
Cash Letter Preparation	Per cash letter	$6.50/letter	Charge for preparation of Cash Letter(s)
Image item Scan	Per item	$0.012/item	Scanning of items for the purpose of Image Statements, Image Archive and Retrieval.
Image item re-Scan	Per item	$0.02/item	Scanning of items for Clients that do not use other IP services
Image Reject Item Correction	Per item	$0.250/item	Reject repair of image items.
Exception Item Pass	Per item	$0.004/item/pass	Single pass of On-Us items for the purpose of pulling items for review/return to Client. Statement Cycles are also pulled at this time.
Fine Sorting	Per item	$0.006/item	High speed sorting of items into account number order. Inclearings, GL, Savings, Loans, On-Us, Cycle Sorting, Bulk file Sort, Daily Fine Sort.
Serial Sorts	Per item	$0.016/item	High-speed sorting of items into check number order per Client Request.

II.  Bookkeeping Services

Service	Unit Fee	Description / Information
Returns Items – Qualified –Automated	$1.50/item

Automated pulling of return items upon Client timely return decision.  Fiserv strips or inserts item into a document carrier, encodes the special Fed character and Routing Number of Bank of first deposit. Fiserv balances the items, stamps the return reason, prepares the Return Cash Letter advice and delivers to the FRB.

Return Items – Raw–Automated	$1.00/item

Automated pulling of return items upon Client timely return decision.  Items are balanced, stamped with the return reason, Cash Letter advice created and delivered to the FRB.  FRB qualifies and processes the items.

Return Items – Qualified –Manual	$3.40/item

Manual pulling of return items upon Client timely return decision.  Fiserv strips or inserts items into a document carrier, encodes the special Fed character and Routing number of the bank of first deposit.  Fiserv balances the items, stamps the return reason, prepares the Return Cash Letter advice and delivers to the FRB.

Late Return Items	$5.00/item

Return item processing that exceeds the normal 24-hour FRB window for regular returns or is past the established deadline for the return decision. Late Returns are subject to collection rules and procedures.

Fax Requests	$1.00/item/side	Copying and faxing as requested and defined by Client.
Large Dollar Notification	$3.25/item	Client notifies Fiserv of the large items to be returned. Fiserv notifies the bank of first deposit of the return. (Does include the cost of the return.)
Chargeback Forwarding	$2.00/cashletter	Fiserv forwarding of chargebacks via the next scheduled courier delivery to the Client or re-deposit to the Fed. ($50.00 monthly minimum.)
Photo Copies	$2.75/item	Upon Client request, Fiserv creates a copy of a processed item from microfilm and provides via fax, mail, or both. Turn around within a 24-hour timeframe.
Photo Copies – Expedited	$4.00/item	Upon Client request, Fiserv creates a copy of a processed item from microfilm and provides via fax, mail or both. Turn around within a 4-hour timeframe.
Research Work	$25.00/hour	Any client requested research other than a Center created error. Billed in ½ hour increments.
Original Item Retrieval	$3.00/item	Upon Client request, Fiserv pulls an original item for forwarding via fax, mail or both to the Client or FRB.
Fed or Correspondent Adjustments	$10.00/item	Research of outages. (Plus Research time if over ½ hour).
Non-Cash Collection	$2.00/envelope	Fiserv forwarding of envelope via the next scheduled courier delivery to the FRB.
Daily Fed Notification	$55.00 Per Month	Notification of Daily Cash Letter Deposited at the FRB.
Large Item Review and Fax to Client	$0.29/item	Fiserv review of points of negotiability and fax to client for pay / return decision. Signature is not reviewed with specimen file

III.  Image Archive(1)

Service	Unit Fee	Description / Information
Seven Year Image Storage	$0.003/item	Storage of images for seven years using the Fiserv migrated media storage capability.
On- Line Image Retrieval -first 90 days	$0.200/item query	Retrieval of image items within the first 45 days of scanning with or without the Seven-Year Image Storage service.
On- Line Image Retrieval -over n90 days	$2.75/item query	Retrieval of image items during the time span of 46 days to two years of storage following scanning with Seven-Year Image Storage service.

Image Library Software	$995.00/first copy	Software for the viewing of images on CD-ROM.
Image Library Software	$500.00/add’l copies
Annual Maintenance on Image Library Software	$75.00/copy	Annual fee for software support after first year.

IV.  Image Distribution(1)

Service	Unit Fee	Description / Information
CD ROM Distribution	$25.00/CD plus postage/handling for next day delivery	Creation of CD containing imaged items.

V.   Image Statements(2)

Service	Unit Fee	Description / Information
Scan Marketing Image	$100.00/each	Scanning of a promotional marketing insert to be printed on the Image Statements.
Special Statement Cuts	$10.00/each	Creation of Image Statement not at a normal cycle date.
Non End of Month image Statements	$0.50/acct	Image statements, front of items only, includes five sides of print, composition and insertion.
End of Month Image Statements	$0.70/acct	Image statements, front of items only, includes five sides of print, composition and insertion.
Image Statement Composition - Additional Sides	$0.04/side	Additional sides of print on image Statements.

1 Startup costs to be applied for scanner programming and conversion support $5,000.00

2

VI.  Set up / Other  Fees

Service	Unit Fee	Description / Information
Image Processing Set Up Fee	$5,000.00	Minimum. Bid provided.
Image Processing Minimum Per Month	$1,000.00/month	If a combination of traditional services plus Imaging, the monthly minimum is $2,500. Pass-through charges are excluded from minimum.
Processing Minimum Per Month	$1,000.00/month	Traditional Item Processing Services. Pass-through charges are excluded from minimum.
Programming	$150.00 per hour	Bid provided. Special requests that require detailed programming.
Training		Bid provided.
Conversions /Implementation Fee	Per implementation minimum fee $5,000	Estimate provided, ($5,000 minimum)

VII.  Customer Printed Statements - Rendering & Safekeeping (truncated)

Service	Unit Fee	Description / Information
Bulk File Storage	$0.004/item	Bulk filed items housed in Fiserv facility pending statement processing.
Truncated/Image Item Storage & Destruction	$0.0045/item	Truncated/Imaged items housed in Fiserv facility pending destruction after 60 days.
Additional Storage	$0.0001/item/month	Items housed in Fiserv facility over the 60-day storage.
Statement Rendering - Automated	$0.10/acct (minimum $200.00 per cycle)	Machine rendering of statements (Additional charge of $0.10 per statement for month end cycle drop). Statement format must adhere to specifications for automated equipment.(see below)
Statement Rendering - Manual	$0.50/acct	Manual rendering of statements.
Non Enclosure Statements-Truncated Manual	$0.18/acct	Statements that do not contain enclosures such as Truncated, Savings, CD, Loan and Analysis. (truncated manual).
Non Enclosure Statements Truncated-Automated	$0.10/acct (minimum $200.00 per cycle)	Statements that do not contain enclosures such as Truncated, Savings, CD, Loan and Analysis. (truncated automated). Statement format must adhere to specifications for automated equipment.(see below)
Special and Hold Statements	$2.00/acct	Statements that do not conform to general bulk file procedures - daily, weekly, BI-weekly cycles, conversion cycles, one-time requests, differences in enclosure counts.
Statement Items Inserted ManualStatement Items Inserted Automated	$0.01/item$0.005/item	Items are matched to corresponding Statements and prepared for mailing. This is also used for inserting promotional items, stuffers, and additional pages.
Selected Field Inserts		Bid provided.
Statement/Envelope Inventory Management	$20.00/month	Inventory of Statement forms and envelopes.
Reformatting from Print file	$10.00/cycle	Creation of reformatted print file upon receipt of statement file.
Other Mailings		Bid provided.
Statement Printing Non Image		Bid provided if service available.

VIII.  Miscellaneous

Service	Unit Fee	Description / Information
Subpoena Requests/Research	$15.00/hour	Research requested by subpoena. Billed in ½ hour increments plus $1.00 per item Photocopy fee. Bid provided
Special Handling - Account Number Formats		Bid provided.
Special Handling - Multiple R/T Numbers		Bid provided.
Data Entry		Bid provided.
Deposit Bag/Envelope Handling (Optional service)	$1.50 per bag/envelope	Receipt and manifesting of any direct deposit from Client’s customer to IP center or special handling. $100.00 monthly minimum and $50.00 per occurrence for cash handling fee.
Microfiche - Original	$2.00 per fiche	Original record of MICR items captured daily.
Microfiche - Duplicate	$0.45 per fiche	Duplicate microfiche copy of MICR items captured daily for Client copy.
Transmission	$0.005/item	Transmitting of MICR data to a Client application processor (non-Fiserv host). Also for the receipt of Exception Item Files/Statement File/Print File. (Minimum $15.00 per file)
Statement Format -Automated Equipment Requirements

Statement must contain bar coding compatible to the equipment being used. The bar coding must reflect the number of enclosures and page identification. The enclosure count must accurately reflect the number of expected items excluding stuffers. Bar coding must reflect if the statement is a “Special Pull” or a “Hold” statement. The checks to be rendered must have “stop document dividers” between accounts. There must be a maximum number of items and statement stuffers (defined by Center). The envelopes must meet size criteria, usually defined as Standard #10 and must be a “wet seal” not “self seal”. Truncated accounts must be separated from accounts receiving checks.

Exhibit B-3

Item Processing Performance Standards

1.             Client preparation and presentation of work for Fiserv proof department

a.        SUBJECT:   Presentation and Delivery of Work

b.       DESCRIPTION:

• Credits come before debits

• Customer deposit is the first credit

• Items are encoded with route/transit number, account number and proper  trancode

• If multiple amounts, correct amount is circled
(Currency not to be included)

c.        PROCEDURE:   Fiserv will notify Client of specific non-performance issues as required.

2.             Client preparation and presentation of work for Fiserv proof department

a.        SUBJECT:   Categories

b.       DESCRIPTION:

• Single items (one-on-ones) batched

• Multiple item transactions batched

c.        PROCEDURE:   Fiserv will notify Client of specific non-performance as required.

3.             Client preparation and presentation of work for Fiserv proof department

a.        SUBJECT:   Batches and Control Tickets

b.       DESCRIPTION:

• All Tickets are teller stamped

• All items are properly logged and recorded for filming and then microfilmed

• Bundles are limited to 3” or 250 items, whichever limit is reached first.

• Tape listings accompany multiples

• Single item deposits have headers preceding them and a tape listings

c.        PROCEDURE:   Fiserv will notify Client of specific non-performance issues as required.

4.             Client preparation and presentation of  work for Fiserv proof department

a.        SUBJECT:   Work Shipment

b.       DESCRIPTION:

• All work for proof is in clear plastic bag

• Correspondent bank correspondence in clear plastic bag

• Clear plastic bag is in the Fiserv bag

• Other correspondence in the Fiserv bag

c.        PROCEDURE:   Fiserv will notify Client of specific non-performance issues as required.

5.             Fiserv proof and balancing of work received from Client for processing

a.        SUBJECT:   Proof of Deposit for dollar amount encoding

b.       DESCRIPTION:

• Dollar encoding errors to meet service goals

• Corrections made with accepted medium

• Customer Corrections are legible and complete

• Customer Corrections have the correct reason listed

• All Customer Corrections over $100.00 are documented with accompanying copies as required.

• Items are endorsed with the proper bank stamp in proper Regulation CC position

• Transaction Corrections using G/L debits and credits contain the correct information

• Suspense documentation is legible and complete

• Items placed into holdovers by Fiserv will be documented

• Differences of under $10.00 will be charged to a General Ledger account

c.        SERVICE GOAL:   99.997%

d.       PROCEDURE:

• Client will notify Fiserv of specific non-performance issues by submitting a service incident report in the form approved by Fiserv with accompanying documentation to Client Services.

e.        MEASUREMENT:   Percent of Proof Encoding Volume

6.             Fiserv modification of MICR rejects

a.        SUBJECT:   Reject Re-entry/ Reconciling or Balancing

b.       DESCRIPTION:

• Modified MICR reject errors to meet service goals

• Transaction Corrections using G/L debits and credits contain the correct information

• Suspense documentation is legible and complete

• Items placed into suspense by Fiserv will be documented

• Differences of under $10.00 will be charged to a General Ledger account

c.        SERVICE GOAL: 99.7%

d.       PROCEDURE:

• Client will notify Fiserv of specific non-performance issues by submitting a service incident report in the form approved by Fiserv with accompanying documentation to Client Services.

e.        MEASUREMENT:   Percent of Volume  (Based on total rejects)

7.             Fiserv preparation of outgoing transit items

a.     SUBJECT:      Transit Cash Letter Processing

b.     DESCRIPTION:

• Cash Letters are sent out with correct total(s)

• Cash Letters are sent with complete bundle count(s)

• Cash Letter differences are explained

• Cash Letters for proper bank are used

• Cash Letters for the correct correspondent are used

• Cash Letters sent out in timely manner

• Low speed cash letters will be sent out within 24 hours of stated deadlines

• On-us items will not be sent out in transit cash letters

c.     SERVICE GOAL: Not to exceed one error per cash letter endpoint  per month

• Cash Letters Items sent out 99.4% of the time on time

d.     PROCEDURE:

• Client will notify Fiserv of specific non-performance issues by submitting a service incident report in the form approved by Fiserv with appropriate documentation to Client Services.

e.     MEASUREMENT:    Record of Occurrence based on cash letter endpoints

8.             Fiserv capture and transmission of work from proof department

a.     SUBJECT:      Second Shift Transmissions

b.     DESCRIPTION:

• All transmissions are sent in the approved Fiserv format

• All transmissions are sent to Fiserv in such time to insure that posting can be completed timely.

• Transmission deadlines will not be earlier than 11:00 p.m. Mon. - Thurs. or 12:00 a.m. Friday

c.     SERVICE GOAL: Transmission errors or delays are not to exceed two per month that are within Fiserv’s control.

d.     PROCEDURE:

•Client will notify Fiserv of specific non-performance issues by submitting a service incident report in the form approved by Fiserv with accompanying documentation to Client Services.

e.     MEASUREMENTS:     Record of Occurrences

9.             Fiserv preparation of statements and check filing requirements

a.     SUBJECT:      Statement Preparation

b.     DESCRIPTION:

• End of the month statements are sent no later than the 4th business day from receipt of the printed statements from Client and/or Agent and completion/receipt of paid exception items.

• Non end of the month statements are sent no later than the 3rd business day from receipt of the printed statements from Client and/or Agent and completion/receipt of paid exception items.

• Special account statements are sent out no later than the 3rd business day from receipt of the printed statements from Client and/or Agent and completion/receipt of paid exception items.

• Crippled statements will be mailed out within two additional days.

• There will be only one statement per envelope.

• The correct customer’s checks will accompany the statement.

• Hold statements that are properly labeled will be sent to Client for handling.

• Zip codes and addresses will be eliminated on all hold accounts.

• The correct number of statement  pages are in the envelope.

• Client will submit statement stuffers to center with appropriate instructions noted on the Stuffer Instruction Form.  Stuffers must arrive two days prior to cycle date to insure proper handling.

• The correct statement stuffer(s) will be included in the statement.

• Notice of missing item(s) will be included in the statement if the statement is missing 3 or fewer enclosures.

• Fiserv will monitor and report delays for receipt of statement print to Client within 24 hours of the expected time of receipt.

c.     SERVICE GOAL: 99.9%  (10 errors per 10,000 Statements)

• Fiserv will also manage statements with incorrect item counts to no more than 3% mailed with incorrect enclosure counts.

d.     PROCEDURE:

• Client will notify Fiserv of specific non-performance issues by submitting a service incident report in the form approved by Fiesrv with accompanying documentation to Client Services.

e.     MEASUREMENT:       Percent of Total Statements Rendered

10.           Fiserv processing of exception items (Outgoing Return Items) when Client has submitted final return decisions by 12:30 p.m. daily

a.     SUBJECT:      Qualified Returned Items

b.     DESCRIPTION:

• The correct items will be returned

• All returned items are stamped with the correct return reason

• The items Client wants returned are returned on the day they are listed as exceptions

• The T-186 balances to the Fed return total daily

• G/L entries made for all check reversals

• Rejected debit totals balance

• Large items notified through EARNS

• Items are returned within specified Regulation CC. time requirements

• Items are paid using correct account number and trancode

• Proper bank’s T-186 forms are used

c.     SERVICE GOAL: 99.94%  (6 errors per 10,000 return items)

d.     PROCEDURE:

• Client will notify Fiserv of specific non-performance issues by submitting a service incident report in the form approved by Fiserv with accompanying documentation to Client Services.

e.     MEASUREMENT:    Percent of Total Qualified Return Items

11.           Fiserv research of items, photocopy production

a.     SUBJECT:      Research

b.     DESCRIPTION:

• The turn-around time for a research request will be 48 hours from the time of receipt (unless Fiserv otherwise notifies Client, as in the case of subpoena research or other significant or voluminous research requests).

• For subpoena research or other significant or voluminous research requests, Fiserv will provide a completion commitment estimate to Client within 48 hours of receipt.

• Best effort will be made to produce quality photocopies

• Trace reports will be delivered to Client within 2 business days

c.     SERVICE GOAL: 99.0% (1 error per 100 requests)

d.     PROCEDURE:

• Client will notify Fiserv of specific non-performance issues by submitting a service incident report in the form approved by Fiserv with accompanying documentation to Client Services.

e.     MEASUREMENT:    Percent of Total Research Request and Photocopies Serviced

12.Fiserv Image scanning of Client on-us items

a.     DESCRIPTION:

• All on-us items scanned daily

b.     SERVICE GOAL:          99.95 (50 error per 100,000 on-us items)

13. Fiserv preparation and mailing of check image statement

a.             DESCRIPTION:

•    All non-end of month image statement print files are delivered to printer within three days of statement cycle cut-off date

•    All end of month image statement print files are delivered to printer within four days of statement cycle cut-off date

•    b.       SERVICE GOAL:  99.95 (5 errors per 10,000 statements)

14. Fiserv preparation and distribution of check images on CD-ROM

a.             DESCRIPTION:

•    All CD-ROM’s will be distributed daily no more than 48 hours following their processing date

•    The correct CD-ROM will be provided

•    b.       SERVICE GOAL:  99.00 (1 errors per CD-ROM)

Exhibit B-4

DESIGNATION OF PAYMENT

FOR ITEM PROCESSING SERVICES

Client shall pay for monthly item processing services by ACH transaction, as per Agreement sub-paragraph 3.(e).

Complete the Authorization Agreement below for ACH Debit.

Authorization Agreement For Automatic Payments

For Item Processing Services

Fiserv is hereby authorized to initiate debit entries on Client’s account at the depository institution indicated below, hereinafter called DEPOSITORY, for payment of item processing services. (All information must be provided)

DEPOSITORY NAME
CITY	STATE	ZIP
TRANSIT/ABA NO.		MASTER ACCOUNT NO.
ACCOUNT NAME

This authority is to remain in effect until Fiserv and DEPOSITORY have received written notification from Client of termination in such time to afford Fiserv and DEPOSITORY a reasonable opportunity to act on it. Client agrees to direct such notification to the Corporate Finance and Accounting Department of Fiserv at19935 Walnut Drive, Walnut, CA  91789. Client has the right to stop payment of a debit by notifying DEPOSITORY in time to allow DEPOSITORY a reasonable opportunity to act prior to charging the account listed above.

CLIENT NAME:
ADDRESS:
CITY	STATE	ZIP
AUTHORIZED SIGNATURE
(Signature must be identical to that now on file with DEPOSITORY.)
TITLE
DATE

F

DISPUTED ITEM(S) FOR ACH PAYMENT

CLIENT NAME	DATE OF REQUEST

INVOICE NUMBER	INVOICE DATE

ITEM(S) DISPUTED AND AMOUNT:

REASON FOR DISPUTE:

Please deduct a total of $                                               from my next ACH debit payment.  I will resolve these issues with my Fiserv Account Executive within the next 10 business days.

NAME - SIGNED BY	TITLE